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                                                        EXHIBIT 99.2


                           FORM OF INDEMNITY AGREEMENT

       THIS INDEMNITY AGREEMENT dated as of the o day of o, 1998.


B E T W E E N:

                  o, a corporation governed by the laws of Ontario
                  (the "Seller")


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                  SMITHFIELD CANADA LIMITED, a corporation incorporated
                  under the laws of Canada
                  ("Smithfield Canada")



       WHEREASo ("Seller"), o ("Holdco") and Smithfield Canada have entered into a share purchase agreement of even date hereof (the "Share Purchase Agreement"); and

       WHEREAS the Seller has agreed to provide an indemnity in favour of Smithfield Canada regarding the representations and warranties of Seller and Holdco contained in the Share Purchase Agreement and in respect of certain liabilities and other obligations of Seller and Holdco;

       NOW THEREFORE WITNESSETH THAT in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which consideration is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                         INTERPRETATION AND DEFINITIONS

1.1 In this Agreement, capitalized terms not defined herein shall have the meaning ascribed thereto in the Share Purchase Agreement.


                                    ARTICLE 2

                                    INDEMNITY

2.1 Subject to section 2.2, the Seller hereby covenants and agrees with Smithfield Canada to pay, satisfy, discharge, observe, perform, fulfil, indemnify and save harmless


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Smithfield Canada on an after tax basis, from and against the amount of any claim, demand, action, cause of action, demand, loss, cost, liability or expense (including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to the foregoing) (a "Claim") which may be made or brought against Smithfield Canada or Holdco or which either may suffer or incur, directly or indirectly, as a result of or in connection with any nonfulfilment of any covenant or agreement on the part of either of Seller or Holdco under, or any incorrectness in or breach of any representation or warranty of either of Seller or Holdco in the Share Purchase Agreement (the "Indemnity").

2.2 Smithfield Canada shall notify the Seller of any Claim which is covered by the Indemnity within 30 days of the date on which Smithfield Canada becomes aware that the Seller may be liable in respect of such Claim, provided that in the event of a failure to give such notice, such failure shall not preclude Smithfield Canada from seeking and obtaining indemnification; provided, however, that the Indemnity shall not extend to any amounts arising, directly or indirectly, from the failure of Smithfield Canada to give such notice on a timely basis.

2.3 Provided that the Seller has acknowledged in writing its indemnity obligation to Smithfield Canada in respect of any third party Claim, and in the case of a Claim for taxes, has paid the amount of such Claim to Smithfield Canada, Smithfield Canada shall permit the Seller directly or through its counsel and at its own expense, to participate in any negotiations with respect to, or to assist in the defence of, such third party Claim against Smithfield Canada which is covered by the Indemnity. At the option of the Seller, the Seller and its counsel may also assume control of and diligently pursue the defence of or objection to any such Claim, liability, duty or obligation in the name of Smithfield Canada, provided that such assumption shall, by its terms, be without cost to Smithfield Canada and provided that the Seller acknowledges in writing its obligation to indemnify Smithfield Canada in accordance with this Agreement in respect of that Claim, liability, duty or obligation and Smithfield Canada is satisfied the Seller has the financial capability to attend to any such Claim.

2.4 Smithfield Canada and the Seller each agree to cooperate fully, but at the expense of the Seller with respect to any out-of-pocket expenses incurred, with the other in connection with any negotiations or in any defence pursuant to
Section 2.3 hereof and all files, books, records and documents relating to Holdco or the Seller in the possession or control of Smithfield Canada shall be made available to the Seller for such purposes. No settlement with any third party of any Claim covered by this indemnity shall be made by Smithfield Canada without the prior written consent of the Seller, such consent not to be unreasonably withheld, and consent shall only be required if the Seller acknowledges in writing its indemnity obligation to Smithfield Canada after provision of all of the relevant particulars of the Claim known to Smithfield Canada or, in the case of any Claim relating to taxes, Seller shall have paid to Smithfield Canada the amount of such Claim.





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                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 The Seller hereby represents and warrants to Smithfield Canada that it has good and sufficient power, authority and right to provide the Indemnity and that the Indemnity is a valid and binding indemnity enforceable by Smithfield Canada against the Seller in accordance with its terms subject to the availability of equitable remedies and the enforcement of creditors rights generally.


                                    ARTICLE 4

                                  MISCELLANEOUS

4.1 Any notice given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally, or telecopied, in the case of:

       (a)        Smithfield Canada Limited, addressed as follows:

                  Smithfield Canada Limited
                  c/o McCarthy Tetrault
                  Suite 4700
                  Toronto Dominion Bank Tower
                  Toronto-Dominion Centre
                  Toronto, Ontario
                  M5K 1E6

                  Attention:         Mr. Rene Sorell

                  Facsimile No.: (416) 868-0673

                  with a copy to:

                  Smithfield Foods, Inc.
                  999 Waterside Drive
                  Suite 900
                  Norfolk, VA 23510

                  Attention:        Corporate Counsel

                  Facsimile No.: (757) 365-3023




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       (b)        the Seller addressed as follows:

                  o [insert address]

                  Attention:         o [insert name]

                  Facsimile No.: o [insert number]

or such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section 4.1. The date of receipt of any such notice, request, consent, agreement or approval if served personally shall be deemed to be the date of delivery thereof or, if sent by facsimile, shall be deemed to be the next business day following the date on which such communication was sent.

4.2 The Indemnity shall survive for an unlimited period of time after the date hereof, but subject to applicable laws. The Indemnity shall enure to the benefit of and be binding on the parties to this Agreement and their respective heirs, executors, administrators, successors and assigns. For greater certainty, the parties to this Agreement acknowledge that the Indemnity will survive the dissolution, winding-up or amalgamation of Holdco or any successor corporation thereto, and the amalgamation, dissolution, winding-up or of Smithfield Canada or any successor corporation thereto and will accrue to the benefit of any such successor corporation.

4.3 This Agreement may not be assigned, in whole or in part, by any party without the express written consent of the other parties hereto.

4.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.5 Time shall be of the essence of this Agreement.

4.6 This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties.




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       IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement effective as of the day first above written.



                                                     o [SELLER]


                                                     By: c/s


                                                     SMITHFIELD CANADA LIMITED


                                                     By: